Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Security Act 1933 of the reference to our firm under the caption “Experts” and to incorporation by reference of our report dated June 22, 2021, with respect to the consolidated financial statements of Dingdong (Cayman) Limited included in the Registration Statement and related Prospectus of Dingdong (Cayman) Limited for the registration of 638,250 shares of its Class A Ordinary Shares.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

June 29, 2021